EXHIBIT 99.1

Ocean Bio-Chem, Inc. Reports Record Net Sales for both the Fourth Quarter and the Full Year of 2020, both up 32%

Starts year with record $7.0 million in 2021 open sales orders

FORT LAUDERDALE, Fl., January 19, 2021 - Ocean Bio-Chem, Inc. (NASDAQ: OBCI) announced today record net sales for both the fourth quarter and the full year 2020. For the fourth quarter of 2020, net sales were approximately $12.9 million, compared to approximately $9.7 million for the fourth quarter of 2019, an increase of approximately 32% or $3.2 million.

For the full year 2020, net sales were approximately $55.6 million, compared to approximately $42.3 million for the full year 2019, an increase of also approximately 32% or $13.3 million.

Peter Dornau, President and CEO commented, “This is the fifth consecutive year in a row that the Company had record fourth quarter net sales. The fourth quarter 2020 sales growth was primarily in both our chlorine dioxide product group of disinfectants and sanitizers—including our branded Performacide® product—as well as private-labeled products. In addition, the Company also had significant increase in its core product groups as well as its winterizing products and antifreeze sales.”

Mr. Dornau continued “We are exceptionally pleased with the record annual sales of approximately $55.6 million. This is the eighth-consecutive year of record sales. The annual sales increase of $13.3 million is also a record sales growth for a full year.”

In reference to the record sales growth, Dornau remarked, “During the lockdown, we saw increases on home projects and storage items—from Teak Care to Star Tron Enzyme Fuel Treatment. And then after the lockdown, America essentially ‘went outside.’ Boat sales, RV sales, kayaks and paddleboards—all seeing record highs this past year. It’s only natural that these new owners need to take care of their investments. We see this continuing well into 2021.”

“Then there are our chlorine dioxide products,” the CEO continued. “With the scarcity of many common bleach-based disinfectants or disinfecting wipes that use quaternary ammonium compounds (quats), customers were able to try out products—such as ours—that don’t rely on carcinogenic or poisonous residue to kill viruses and bacteria. We hope to see this trend continue for the health and safety of the population. We also have some great plans for 2021 to help educate customers on the benefits of disinfecting without harmful residue or caustic fumes.”

Mr. Dornau concluded, “We opened the year 2021 with a strong backlog of open sales orders of over $7.0 million, the largest in Company’s history at a year end. And with outdoor activities on the rise as well as the ongoing need for disinfecting products, we are optimistic that it will lead to increased sales growth in 2021 in all major product groups.”

About Ocean Bio-Chem, Inc.

Ocean Bio-Chem, Inc. manufactures, markets, and distributes a broad line of appearance and maintenance products for the marine, automotive, power sports, recreational vehicle, and outdoor power equipment markets under the brand names Star brite®, Star Tron®, Performacide® and OdorStar® within the United States and Canada. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products.

The Company's web sites are: www.oceanbiochem.com, www.starbrite.com, www.startron.com and www.performacide.com

Forward-looking Statements:

Certain statements contained in this Press Release, including without limitation, our estimated sales for the fourth quarter and full year 2020. In addition, continued strong sales and order pace in 2021, continued sales in all major product groups doing well in 2021 constitute forward-looking statements. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "believe," "may," "will," "expect," "anticipate," "intend," or "could," including the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those expressed or implied by such forward-looking statements. Factors that may affect these results include, but are not limited to, the highly competitive nature of our industry; reliance on certain key customers; changes in consumer demand for marine, recreational vehicle and automotive products; advertising and promotional efforts; exposure to market risks relating to changes in interest rates, foreign exchange rates, prices for raw materials that are petroleum or chemical based and other factors addressed in Part I, Item 1A (“Risk Factors”) in our annual report on Form 10-K for the year ended December 31, 2019.

Contact:

Peter Dornau
CEO & President
pdornau@starbrite.com
954-587-6280

Jeff Barocas
Vice President & CFO
Jbarocas@starbrite.com
954-587-6280